FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206361-12

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus, dated October 10, 2017, to which this is a supplement, may be amended or completed prior to the time of sale.

SUPPLEMENT
(To Preliminary Prospectus Dated October 10, 2017)

$958,043,000 (Approximate)

JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2017-C7
(Central Index Key Number 0001716186)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.
(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association
(Central Index Key Number 0000835271)

German American Capital Corporation
(Central Index Key Number 0001541294)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C7

This is a supplement (“Supplement”) to the preliminary prospectus dated October 10, 2017 (the “Preliminary Prospectus”). Capitalized terms used in this Supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

       Walgreens Witkoff Portfolio.

A.       The last bullet point on page 171 of the Preliminary Prospectus is hereby replaced with the following:

•        With respect to eighty-six (86) Mortgaged Properties identified as “Moffett Place Building 4”, “AHIP Northeast Portfolio I––Courtyard by Marriott – Wall at Monmouth Shores”, “AHIP Northeast Portfolio I––SpringHill Suites – Arundel Mills BWI Airport”, “Starwood Capital Group Hotel Portfolio”, “IRG Portfolio––LMA Massillon & Building E”, “Sheraton DFW”, “Walgreens Witkoff Portfolio”, “Lightstone Portfolio––aloft Rogers Bentonville”, “Lightstone Portfolio––Residence Inn Baton Rouge Siegen Lane”, “Lightstone Portfolio––Courtyard Baton Rouge Siegen Lane”, “Lightstone Portfolio––TownePlace Suites New Orleans Metairie”, “Lightstone Portfolio––Fairfield Inn & Suites Jonesboro”, “Lightstone Portfolio––TownePlace Suites Fayetteville North Springdale”, “Fullerton Plaza”, “Covance Business Center” and “EIP Logistics Portfolio––Mercury Paper, Inc.” on Annex A-1, securing or partially securing ten (10) Mortgage Loans and representing approximately 25.2% of the Initial Pool Balance by allocated loan amount, certain tenants, franchisors, property managers, ground lessors, ground lessees, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

J.P. Morgan Co-Lead Manager and Joint Bookrunner	Deutsche Bank Securities Co-Lead Manager and Joint Bookrunner
Drexel Hamilton Co-Manager	Academy Securities Co-Manager

The date of this Supplement is October 11, 2017.

B.    The following exception to representation and warranty no. 7 of Annex E-1 of the Preliminary Prospectus is hereby added to Annex E-2 of the Preliminary Prospectus:

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	Walgreens Witkoff Portfolio (Loan No. 16)	With respect to each individual Mortgaged Property, the sole tenant, or, with respect to the Windham Mortgaged Property, the largest tenant, Walgreens, has a right of first refusal to purchase the entire applicable Mortgaged Property if the Borrower receives a bona fide third party offer to buy the applicable Mortgaged Property that the Borrower intends to accept. Such right of first refusal will not apply to sale or conveyance by foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage; provided, however, such right of first refusal will apply to subsequent purchasers of the applicable Mortgaged Property.